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                                                                    Exhibit 9.1


                                VOTING AGREEMENT

         VOTING AGREEMENT made as of this 25th day of October, 2002, by ASSET VALUE FUND LIMITED PARTNERSHIP ("AVF") and ASSET VALUE MANAGEMENT, INC. ("AVM") in favor of CARDIOTECH INTERNATIONAL, INC. ("CARDIOTECH").

                              W I T N E S S E T H:

         WHEREAS, Cardiotech, Gish Acquisition Corp. and Gish Biomedical, Inc. ("GISH") have entered into an Agreement and Plan of Merger and Reorganization dated October 25, 2002 (the "MERGER AGREEMENT");

         WHEREAS, each of the undersigned will receive substantial direct and indirect benefit by reason of the consummation of the transactions (the "MERGER") provided for in the Merger Agreement;

         WHEREAS, each of the undersigned is the record and beneficial owner of such number of shares of capital stock of Gish as of the date hereof as set forth in EXHIBIT A hereto and will receive shares of capital stock of Cardiotech as a result of the consummation of the Merger;

         WHEREAS, each of the undersigned has determined that its execution, delivery and performance of this Voting Agreement directly benefit, and are in its best interests; and

         WHEREAS, it is a condition precedent to the entering of the Merger Agreement by Cardiotech and the consummation of the Merger that each of the undersigned shall have executed and delivered to Cardiotech this Voting Agreement.

         NOW, THEREFORE, in consideration of the premises and the agreements herein, and in order to induce Cardiotech to enter into the Merger Agreement and to consummate the Merger, the undersigned, intending to be legally bound, hereby agree with Cardiotech as follows:

         1. DEFINITIONS. Reference is hereby made to the Merger Agreement, for a statement of the terms thereof, and each of the undersigned represents and warrants that it has read and reviewed the Merger Agreement. Unless otherwise defined herein, all terms used in this Voting Agreement and not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

         2. VOTING RESTRICTIONS. For a period of three (3) years following the effectiveness of the Merger, each of AVF and AVM agrees, for itself and its "affiliates" (as defined in the rules and regulations of the Securities and Exchange Commission) (collectively, "COVERED PERSONS"), that (i) he, she or it shall vote all shares of capital stock of Cardiotech then owned by such Covered Person for each and every management nominee in any election of directors of Cardiotech and not vote or take any action,


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directly or indirectly, as a shareholder of Cardiotech, which would have the effect of removing any member of the Board of Director of Cardiotech from office, and (ii) all Covered Persons, in the aggregate, shall nominate no more than one (1) person to serve on the Board of Directors of Cardiotech.

         3. EXCEPTIONS. The restrictions provided in Section 2 above shall not apply if: (i) on the date the Covered Person wishes to act contrary to Section 2 above, the mathematical average closing stock price of the shares of common stock of Cardiotech for the twenty-five (25) trading days preceding such date is less than fifty percent (50%) of the CTE Closing Price (as hereinafter defined); and (ii) all of the Covered Persons have not at any time taken any "short" positions in the shares of capital stock of Cardiotech. With respect to any person or entity who directly owns an equity interest in either AVF or AVM who is not a Covered Person (each, an "ADDITIONAL COVERED PERSON"), the restrictions provided in Section 2 above (x) will be applicable only to shares of capital stock of Cardiotech issued to AVF pursuant to the Merger (the "MERGER SHARES") and not to additional shares otherwise acquired by such Additional Covered Person from any other source and (y) with respect to any Covered Person, are not applicable to any transferee of Merger Shares who is not either a Covered Person or an Additional Covered Person; provided that AVF and AVM each agree that prior to transferring any Merger Shares to any Covered Person or Additional Covered Person, they will require such transferee to execute a joinder to this Agreement, in form and substance reasonably acceptable to Cardiotech, pursuant to which such transferee agrees to be bound by the terms hereof. Notwithstanding anything in this Voting Agreement suggesting the contrary, each Covered Person and Additional Covered Person may sell shares of capital stock of Cardiotech (including, without limitation, the Merger Shares) at any time to any person or entity who is neither a Covered Person nor an Additional Covered Person free and clear of any voting restrictions whatsoever.

         4. CTE CLOSING PRICE. For the purposes of this Voting Agreement, "CTE CLOSING PRICE" shall mean $1.5124.

         5. GOVERNING LAW. This Voting Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts.

         6. COUNTERPARTS. This Voting Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument. Facsimile signatures shall for all purposes hereof be deemed to be original signatures of the parties hereto.

         7. JURISDICTION. Each of the undersigned hereby irrevocably submits to the jurisdiction of the state court or the federal court closest in proximity to Suffolk County, Commonwealth of Massachusetts, in any action, suit or proceeding brought under, in respect of or in connection with this Voting Agreement, and hereby irrevocably waives, to the fullest extent each of the undersigned may effectively do so, any defense based on improper jurisdiction or venue including, without limitation, defenses based on forum non convenience.


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         8. LEGAL FEES. The prevailing party in any action, suit or proceeding brought under, in respect of or in connection with this Voting Agreement shall be entitled to reasonable attorney's fees and costs from the other parties thereto.

         IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Voting Agreement in favor of Cardiotech as of the date first above written.




                                             ASSET VALUE FUND LIMITED
                                             PARTNERSHIP
                                             By: ASSET VALUE MANAGEMENT,
                                             INC., as General Partner


                                             By:________________________


                                             ASSET VALUE MANAGEMENT,
                                             INC.


                                             By:________________________


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                                    EXHIBIT A

                   SCHEDULE OF OWNERSHIP OF GISH CAPITAL STOCK

Asset Value Fund Limited Partnership                                    590,400


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